EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective January 13, 2015, (“Effective Date”) by and between James P. McClure (“Executive”) and ABM Industries Incorporated, a Delaware corporation (“Company” or “ABM”).

1.	EMPLOYMENT. In consideration of the terms and commitments contained in this Agreement, Executive agrees to and acknowledges the following:

2.
TERM, RESPONSIBILITIES AND TITLE. The term of this Agreement shall be from the Effective Date through: (i) October 31, 2017; or (ii) the date upon which Executive’s employment is terminated in accordance with Section 6 (the “Term”). Executive shall assume and perform such duties, functions and responsibilities relating to Executive’s employment with Company as may be assigned from time to time by Company. Executive’s title shall be Executive Vice President and President, Onsite Services of Company, subject to modification as determined by Company’s Board of Directors (“Board”).

3.	COMPENSATION.

3.1
SALARY, BONUS, AND INCENTIVE PLAN PARTICIPATION. Company agrees to compensate Executive, and Executive agrees to accept as compensation in full, a base salary, less applicable state and federal withholdings, paid according to Company’s standard payroll practices. Executive will also be eligible for short-term discretionary incentive awards pursuant to the terms of the Performance Incentive Program or any applicable successor program (“Bonus”), subject to the terms and conditions of the applicable program. Further, Executive is eligible to receive awards under the 2006 Equity Incentive Plan, as amended and restated, or any applicable successor plan, subject to the terms and conditions of the applicable plan and as determined by Company in its discretion.

3.2
POST-EMPLOYMENT HEALTH INSURANCE ASSISTANCE. Subject to Section 409A as set forth in Appendix B, upon the termination of Executive’s employment for any reason (other than for Cause by Company, as defined below in Section 6.2) and concluding no later than 9 years after such termination, ABM, upon termination of Executive’s employment, on each anniversary of such date thereafter, and concluding with the ninth anniversary of such date, shall pay Executive $10,000 per year to assist Executive in purchasing health insurance for Executive and his spouse. In the event that Executive dies prior to the expiration of such ten-year period, ABM shall pay Executive’s surviving spouse $10,000 per year, as described above, until the first to occur of (i) the death of Executive’s spouse or (ii) the end of the ten-year period. This post-employment health insurance assistance shall be paid to Executive in addition to Severance Benefits (if any) or any other post-employment payment or benefits expressly provided for in this Agreement.

4.
COMPLIANCE WITH LAWS AND POLICIES. Executive shall dedicate his/her full business time and attention to the performance of duties hereunder, perform his/her duties in good faith and to a professional standard, and fully comply with all laws and regulations pertaining to the performance of his/her responsibilities, all ethical rules, ABM’s Code of Business Conduct and Ethics, ABM’s Recoupment Policy as well as any and all of policies, procedures and instructions of Company.

5.
RESTRICTIVE COVENANTS. In consideration of the compensation, contract term, potential Severance Benefits, other post-termination payments, continued employment provided by Company, as well as the access Company will provide Executive to its Confidential Information, as defined below, and current and prospective customers, all as necessary for the performance of Executive’s duties hereunder, Executive hereby agrees to the following during Executive’s employment and thereafter as provided:

5.1
CONFIDENTIAL INFORMATION DEFINED. Confidential Information includes but is not limited to: (i) Company and its subsidiary companies’ trade secrets, know-how, ideas, applications, systems, processes and other confidential information which is not generally known to and/or readily ascertainable through proper means by the general public; (ii) plans for business development, marketing, business plans and strategies, budgets and financial statements of any kind, costs and suppliers, including methods, policies, procedures, practices, devices and other means used by Company and its subsidiaries in the operation of its business, pricing plans and strategies, as well as information about Company and affiliated entity pricing structures and fees, unpublished financial information, contract provisions, training materials, profit margins and bid information; (iii) information regarding the skills, abilities, performance and compensation of other employees of Company or its subsidiaries, or of the employees of any company that contracts to provide services to Company or its subsidiaries; (iv) information of third parties to which Executive had access by virtue of Executive’s employment, including, but not limited to information on customers, prospective customers, and/or vendors, including current or prospective customers’ names, contact information, organizational structure(s), and their representatives responsible for considering the entry or entering into agreements for those services, and/or products provided by Company and its subsidiaries; customer leads or referrals; customer preferences, needs, and requirements (including customer likes and dislikes, as well as supply and staffing requirements) and the manner in which they have been met by Company or its subsidiaries; customer billing procedures, credit limits and payment practices, and customer information with respect to contract and relationship terms and conditions, pricing, costs, profits, sales, markets, plans for future business and other development; purchasing techniques, supplier lists; (v) information contained in Company’s LCMS database, JDE , LMS or similar systems; and/or (vi) any and all information related to past, current or future acquisitions between Company or Company-affiliated entities including information used or relied upon for said acquisition (“Confidential Information”).

5.2
NON-DISCLOSURE. Company and Executive acknowledge and agree that Company has invested significant effort, time and expense to develop its Confidential Information. Except in the proper performance of this Agreement, Executive agrees to hold all Confidential Information in the strictest confidence, and to refrain from making any unauthorized use or disclosure of such information both during Executive’s employment and at all times thereafter. Except in the proper performance of this Agreement, Executive shall not directly or indirectly disclose, reveal, transfer or deliver to any other person or business, any Confidential Information which was obtained directly or indirectly by Executive from, or for, Company or its subsidiaries or by virtue of Executive’s employment. This Confidential Information has unique value to Company and its subsidiaries, is not generally known or readily available by proper means to their competitors or the general public, and could only be developed by others after investing significant effort, time, and expense. Executive understands that Company or its subsidiaries would not make such Confidential Information available to Executive unless Company was assured that all such Confidential Information will be held in trust and confidence in accordance with this Agreement and applicable law. Executive hereby acknowledges and agrees to use this Confidential Information solely for the benefit of Company and its affiliated entities.

5.3
NON-SOLICITATION OF EMPLOYEES. Executive acknowledges and agrees that Company has developed its work force as the result of its investment of substantial time, effort, and expense. During the course and solely as a result of Executive’s employment with Company, Executive will come into contact with officers, directors, employees, and/or independent contractors of Company and affiliated-entities, develop relationships with and acquire information regarding their knowledge, skills, abilities, salaries, commissions, benefits, and/or other matters that are not generally known to the public. Executive further acknowledges and agrees that hiring, recruiting, soliciting, or inducing the termination of such individuals will cause increased expenses and a loss of business. Accordingly, Executive agrees that while employed by Company and for a period of twelve months following the termination of Executive’s employment (whether termination is voluntary or involuntary), Executive will not directly or indirectly solicit, hire, recruit or otherwise encourage, assist in or arrange for any officer, director, employee, and/or independent contractor to terminate his/her business relationship with Company or any other Company-affiliated entity except in the proper performance of this Agreement. This prohibition against solicitation shall include but not be limited to: (i) identifying to other companies or their agents, recruiting or staffing firms, or other third parties Company officers, directors, employees, or independent contractors who have specialized knowledge concerning Company’s business, operations, processes, methods, or other confidential affairs or who have contacts, experience, or relationships with particular customers; (ii) disclosing or commenting to other companies or their agents, recruiting or staffing firms, or other third parties regarding the quality or quantity of work, specialized knowledge, or personal characteristics of any person still engaged by Company or any other Company-affiliated entity; and (iii) providing such information to prospective companies or their agents, recruiting or staffing firms, or other third parties preceding possible engagement.

5.4
NON-SOLICITATION OF CUSTOMERS. Executive acknowledges and agrees that Company and its subsidiaries have identified, solicited, and developed their customers and developed customer relationships as the result of their investment of significant time, effort, and expense and that Company has a legitimate business interest in protecting these relationships. Executive further acknowledges that Executive would not have been privy to these relationships were it not for Executive’s employment by Company. Executive further acknowledges and agrees that the loss of such customers and clients would damage Company and potentially cause Company great and irreparable harm. Consequently, Executive covenants and agrees that during and for twelve months following the termination of Executive’s employment with Company (whether such termination is voluntary or involuntary), Executive shall not, directly or indirectly, for the benefit of any person or entity other than Company, attempt to seek, seek, attempt to solicit, solicit, or accept work from any customer, client or active customer prospect: (i) with whom Executive developed a relationship while employed by Company or otherwise obtained Confidential Information about for the purpose of diverting business from Company or an affiliated entity; and (ii) that is located in a state or foreign country in which: (a) the Executive performed work, services, or engaged in business activity on behalf of Company within the twelve-month period preceding the effective date of Executive’s termination of employment; and/or (b) where Company has business operations and Executive was provided Confidential Information regarding Company’s business activities in those territories within the twelve-month period preceding the effective date of Executive’s termination of employment. This Section 5.4 shall not apply if the State of Employment is California.

5.5
POST EMPLOYMENT COMPETITION. Executive agrees that while employed by Company and for a period of twelve months following Executive’s termination of employment (whether such termination is voluntary or involuntary), Executive shall not work, perform services for, or engage in any business, enterprise, or operation that engages in a Competing Business (as defined below) in a Restricted Territory (as defined below). For purposes of this Agreement, “Competing Business” means the provision of any goods, products, or services that are the same or substantially similar to those provided by Company, or any Company-affiliated entity of which Executive had Confidential Information, in the twelve month period preceding the effective date of Executive’s termination of employment. Executive acknowledges that Company and its subsidiaries are engaged in business in various states throughout the U.S. and various international locations. Accordingly, and in view of the nature of Executive’s nationwide position and responsibilities, “Restricted Territory” as used herein means each state and each foreign country: (i) in which Executive performed work, services, or engaged in business activity on behalf of Company within the twelve-month period preceding the effective date of Executive’s termination of employment; and/or (ii) where Company has business operations and Executive was provided Confidential Information regarding Company’s business activities in those territories within the twelve-month period preceding the effective date of Executive’s termination of employment. The restrictions in Section 5.5 shall only apply if, within the twelve month period prior to the effective date of Executive’s termination, Executive was employed by Company to perform sales, marketing, and/or operational activities, or was directly involved in corporate development and strategy (i.e. mergers, acquisitions, divestitures and/or other corporate strategic initiatives) for Company or its subsidiaries/affiliates. Further, Section 5.5 shall not apply if the State of Employment is California.

5.6
NON-DISPARAGEMENT. Following the severance of Executive’s employment for any reason, Executive agrees not to make any statement or take any action which disparages, defames, or places in a negative light Company, Company-affiliated entities, or its or their reputation, goodwill, commercial interests or past and present officers, directors and employees.

5.7	CREATIONS. The terms and conditions set forth in Appendix A attached hereto are hereby incorporated by reference as though fully set forth herein.

5.8
CONFIDENTIAL INFORMATION OF OTHERS. Executive will not use, disclose to Company or induce Company to use any legally protected confidential, proprietary or trade secret information or material belonging to others which comes into Executive’s knowledge or possession at any time, nor will Executive use any such legally protected information or material in the course of Executive’s employment with Company. Executive has no other agreements or relationships with or commitments to any other person or entity that conflicts with Executive’s obligations to Company as an employee of Company or under this Agreement, and Executive represents that Executive’s employment will not require Executive to violate any legal obligations to any third-party. In the event Executive believes that Executive’s work at Company would make it difficult for Executive not to disclose to Company any legally protected confidential, proprietary or trade secret information or materials belonging to others, Executive will immediately inform Company’s Senior Vice President of Human Resources. Executive has not entered into, and Executive agrees Executive will not enter into, any oral or written agreement in conflict with this Agreement.

5.9
COOPERATION WITH LEGAL MATTERS. During Executive’s employment with Company and thereafter, Executive shall cooperate with Company and any Company-affiliated entity in its or their investigation, defense or prosecution of any potential, current or future legal matter in any forum, including but not limited to lawsuits, administrative charges, audits, arbitrations, and internal and external investigations. Executive’s cooperation shall include, but is not limited to, reviewing and preparing documents and reports, meeting with attorneys representing any Company-affiliated entity, providing truthful testimony, and communicating

Executive’s knowledge of relevant facts to any attorneys, experts, consultants, investigators, employees or other representatives working on behalf of an Company-affiliated entity. Except as required by law, Executive agrees to treat all information regarding any such actual or potential investigation or claim as confidential. Executive also agrees not to discuss or assist in any litigation, potential litigation, claim, or potential claim with any individual (or their attorney or investigator) who is pursuing, or considering pursuing, any claims against Company or a Company-affiliated entity unless required by law. In performing the tasks outlined in this Section 5.9, Executive shall be bound by the covenants of good faith and veracity set forth in ABM’s Code of Business Conduct and Ethics and by all legal obligations. Nothing herein is intended to prevent Executive from complying in good faith with any subpoena or other affirmative legal obligation. Executive agrees to notify Company immediately in the event there is a request for information or inquiry pertaining to Company, any Company-affiliated entity, or Executive’s knowledge of or employment with Company. In performing responsibilities under this Section following termination of employment for any reason and after Executive has received all Severance Benefits (as defined below) which Executive is eligible to receive pursuant to Section 6.2 (“Severance Period”), if any, or after Executive has received all post-employment payments which Executive is eligible to receive pursuant to Section 6.1, if any, Executive shall be compensated for Executive’s time at an hourly rate of $250 per hour. However, during any period in which Executive is an employee of Company or during the Severance Period, Executive shall not be so compensated.

5.10
REMEDIES AND DAMAGES. The parties agree that compliance with Sections 5.1 – 5.7 of the Agreement and Appendix A is necessary to protect the business and goodwill of Company, that the restrictions contained herein are reasonable and that any breach of this Section will result in irreparable and continuing harm to Company, for which monetary damages will not provide adequate relief. Accordingly, in the event of any actual or threatened breach of any covenant or promise made by Executive in Section 5, Company and Executive agree that Company shall be entitled to all appropriate remedies, including temporary restraining orders and injunctions enjoining or restraining such actual or threatened breach. Executive hereby consents to the issuance thereof forthwith by any court of competent jurisdiction.

5.11
LIMITATIONS. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

6.	TERMINATION OF EMPLOYMENT.

6.1
TERMINATION UPON EXPIRATION OF TERM. Unless ABM and Executive mutually agree in writing to extend the Term, Executive’s employment shall terminate at the expiration of the Term. In the event that Executive’s employment is terminated in connection with the expiration of the Term, Company shall pay to Executive (i) all compensation to which Executive is entitled up through the date of termination; and (ii) a prorated portion of Executive’s Bonus for the fraction of the fiscal year that has been completed prior to the date of termination based on ABM’s actual performance for the entire fiscal year; provided, however, that if the expiration of the Term is in connection with a termination of employment for Cause or a voluntary termination of employment by Executive, such termination will be governed by the provisions of Sections 6.2 or 6.4, respectively. Further, in the event that Executive’s employment terminates at the end of the Term, and ABM had not offered to renew Executive’s employment upon materially similar terms and conditions, provided Executive is in compliance with his obligations under Section 5 and Exhibit A, Company will pay Executive an amount equal to one times the sum of Executive’s base salary and target Bonus, in equal installments in accordance with Company’s normal payroll practice over the twelve-month period following Executive’s termination of employment; provided further that such payments shall cease upon the earlier of Executive commencing full time employment which does not violate Section 5 of this Agreement or ABM’s written notification to Executive that it is waiving its rights under Section 5.5. Executive’s eligibility to receive the prorated Bonus and/or the one times the sum of Executive’s base salary and target Bonus are conditioned on: (x) Executive having first signed a release agreement in the form provided by Company and the release becoming irrevocable by its terms within sixty (60) calendar days following the date of Executive’s termination of employment; and (y) Executive’s continued compliance with all continuing obligations under this Agreement. Subject to Section 3.2, Executive shall not have any other rights or claims under this Agreement, and all other obligations of Company under this Agreement shall cease.

6.2
TERMINATION BY COMPANY FOR CAUSE. Company may terminate Executive’s employment with Company at any time, without any advance notice, upon a good faith determination by Company, for Cause. Where Company terminates Executive’s employment for Cause, Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination. Thereafter, Executive shall not have any other rights or claims under this Agreement, and all other obligations of Company under this Agreement shall cease. For purposes of this Agreement, “Cause” shall mean the occurrence of one of the following: (i) Executive’s serious misconduct, dishonesty, disloyalty, or insubordination; (ii) Executive’s conviction (or entry of a plea bargain admitting criminal guilt) of any felony or a misdemeanor involving moral turpitude; (iii) drug or alcohol abuse that has a material or potentially material effect on Company’s reputation and/or on the performance of Executive’s duties and responsibilities under this Agreement; (iv)

Executive’s failure to substantially perform Executive’s duties and responsibilities under this Agreement for reasons other than death or Disability, as defined below; (v) Executive’s repeated inattention to duty for reasons other than death or Disability; (vi) Executive’s material violation of Company’s Code of Business Conduct; and (vii) any other material breach of this Agreement by Executive.

6.3
NOTICE TERMINATION BY COMPANY. Company may terminate Executive’s employment with Company upon sixty (60) days’ notice to Executive at any time, for any reason or no reason at all (“Notice”) or, in Company’s sole discretion, with sixty (60) days’ pay in lieu of notice, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of Company relating to the employment, discipline or termination of its employees. Where Company terminates Executive’s employment with Notice, and Executive’s employment is not terminated due to the expiration of the Term, Cause, death or Disability (as defined below): (i) Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination; and (ii) severance benefits as described on Appendix B hereto (“Severance Benefits”); provided, that, notwithstanding anything to the contrary set forth in this Agreement, Executive’s eligibility to receive the Severance Benefits is conditioned on (x) Executive having first signed a release agreement in the form provided by Company and the release becoming irrevocable by its terms within sixty (60) calendar days following the date of Executive’s termination of employment and (y) Executive’s continued compliance with all continuing obligations under this Agreement, including but not limited to those set forth in Section 5. Subject to Section 3.2, Executive shall not have any other rights or claims under this Agreement, and all other obligations of Company under this Agreement shall cease.

6.4
VOLUNTARY TERMINATION BY EXECUTIVE. Executive may give sixty (60) days’ written notice of Executive’s resignation of employment at any time during the Term of this Agreement, and Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination. Thereafter, subject to Section 3.2, Executive shall not have any other rights or claims under this Agreement, and all other obligations of Company under this Agreement shall cease. Company reserves the right to relieve Executive of Executive’s duties at Company’s discretion following notice of Executive’s intent to resign.

6.5
DEATH OR DISABILITY. Executive’s employment hereunder shall automatically terminate upon the death of Executive and may be terminated at Company’s discretion as a result of Executive’s Disability. “Disability” means Executive’s substantial inability to perform Executive’s essential duties and responsibilities under this Agreement for either 90 consecutive days or a total of 120 days out of 365 consecutive days as a result of a physical or mental illness, injury or impairment, all as determined in good faith by Company. If Executive’s employment is terminated due to the Executive’s death or Disability, Executive, or, upon death, Executive’s designated beneficiary or estate, as applicable, shall: (i) receive all compensation to which Executive is entitled up through the date of termination; and (ii) be eligible to receive a prorated Bonus based on the length of performance in the applicable performance period prior to death or Disability. In the case of Disability, Executive’s eligibility to receive the prorated Bonus is conditioned on: (x) Executive having first signed a release agreement in the form provided by Company and the release becoming irrevocable by its terms within sixty (60) calendar days following the date of Executive’s termination of employment; and (y) Executive’s continued compliance with all continuing obligations under this Agreement, including but not limited to those set forth in Section 5. Thereafter, subject to Section 3.2, Executive and Executive’s designated beneficiary or estate, as applicable, shall not have any other rights or claims under this Agreement, and all other obligations of Company under this Agreement shall cease.

6.6
TIMING OF PAYMENTS. In the event that Executive becomes entitled to receive payments pursuant to Section 6, Executive shall receive such payments pursuant to the terms set forth in this Agreement, including the provisions regarding Section 409A set forth in Appendix B. Any prorated Bonus that becomes payable to Executive pursuant to Section 6.5 shall be paid to Executive at the end of the applicable performance period when such payments are made to other participants and in accordance with the terms of the applicable plan or program, provided that in no event shall any such payment be made to Executive later than March 15th of the calendar year following the calendar year in which Executive incurs a Disability. For the avoidance of doubt, the parties intend that any payments that become payable to Executive pursuant to Section 6.5 shall be exempt from Section 409A as a short-term deferral within the meaning of Treasury Regulation section 1.409A-1(d).

6.7
EXCESS PARACHUTE PAYMENTS. Subject to a release between Executive and Company approved by the Board of Directors or the Compensation Committee of ABM Industries Incorporated, if the Severance Benefits, an equity award, and/or any other benefit provided based on an agreement between Executive and Company would be an excess parachute payment (“Total Benefits”), but for the application of this Section, then the Total Benefits will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided, however, that the foregoing reduction will not be made if such reduction would result in Executive receiving an amount determined on an after-tax basis, taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes (the “After-Tax Amount”) less than ninety percent (90%) of the After-Tax Amount of the Total Benefits without regard to this clause. Whether requested by the Executive or Company, the determination of whether any reduction in Total Benefits to be provided to Executive is required pursuant this Section, and the value to be assigned to the Executive's covenants in Section 5 hereof for purposes of determining the amount, if any, of the “excess parachute payment” under Section 280G of the Code will be made at the expense of Company by Company's independent accountants or benefits consultant. The determination of whether any reduction in Severance Benefits, equity award(s) and/or any other agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of Company by independent accountants selected by Company or Company’s benefits consultant. The fact that Executive’s right to Total Benefits may be reduced by reason of the limitations contained in this paragraph will not of itself limit or otherwise affect any other rights of Executive under any other agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this Section, Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section, to the extent that the payments or benefits does not constitute deferred compensation within the meaning of Section 409A. Company will provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. The term “excess parachute payment” as used in this paragraph means a payment that creates an obligation for Executive to pay excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute.

6.8
ACTIONS UPON TERMINATION. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have immediately resigned as an officer and/or director of Company and of any Company subsidiaries or affiliates, including any LLCs or joint ventures, as applicable. Further, if during employment Executive held any membership or position as a representative of Company for any outside organization (such as BOMA, IREM, IFMA or BSCIA), or as a trustee for a union trust fund (such as a Taft-Hartley or similar fund), upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from such membership or position, or trustee position, and shall cooperate fully with Company in any process whereby Company designates a new representative to replace the position vacated by Executive. Executive also agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment with Company belongs to Company and shall be promptly returned to Company upon termination of Executive’s employment.

6.9
WITHHOLDING AUTHORIZATION. To the fullest extent permitted under the laws of the State of Employment hereunder, Executive authorizes Company to withhold from any Severance Benefits otherwise due to Executive and from any other funds held for Executive’s benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending resolution of any underlying dispute.

7.	NOTICES.

7.1
ADDRESSES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, overnight express, or electronically to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

Executive:    James P. McClure
Address on file with the Company
Company:    ABM Industries Incorporated
551 Fifth Avenue, Suite 300
New York, NY 10176
Attention: Chief Executive Officer
Copy:     ABM Industries Incorporated
551 Fifth Avenue, Suite 300
New York, NY 10176
Attention: Senior Vice President of Human Resources

7.2	RECEIPT. Any such notice shall be assumed to have been received when delivered in person or 48 hours after being sent in the manner specified above.

8.	GENERAL PROVISIONS.

8.1
GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment, which, for purposes of this Agreement, shall mean the state where Executive is regularly and customarily employed and where Executive’s primary office is located.

8.2
NO WAIVER. Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

8.3
SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be either automatically deemed so narrowly drawn, or any court of competent jurisdiction is hereby expressly authorized to redraw it in that manner, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.4
SURVIVAL. All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the provisions of Sections 5.1 – 5.9 of this Agreement, shall remain in full force and effect after the termination of this Agreement.

8.5
REPRESENTATIONS BY EXECUTIVE. Executive represents and agrees that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if Executive chooses to do so. Executive also represents that Executive will not make any unauthorized use of any confidential or proprietary information of any third party in the performance of Executive’s duties under this Agreement and that Executive is under no obligation to any prior employer or other entity that would preclude or interfere with the full and good faith performance of Executive’s obligations hereunder.

8.6
ENTIRE AGREEMENT. Unless otherwise specified herein, this Agreement, together with Appendices A and B, sets forth every contract, understanding and arrangement as to the employment relationship between Executive and Company, and may only be changed by a written amendment signed by both Executive and Company’s Chief Executive Officer or Senior Vice President of Human Resources. The parties agree that this Agreement is an amendment and restatement of that certain Executive Employment Agreement dated November 1, 2014.

8.6.a
NO EXTERNAL EVIDENCE. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

8.6.b
OTHER AGREEMENTS. It is specifically understood and agreed that this Agreement supersedes all oral and written agreements between Executive and Company prior to the date of this Agreement, provided, however, that any Change in Control Agreement shall remain in full force and effect according to its terms. It is also expressly understood and agreed that Executive is not eligible to participate in any Company’s severance policy, including, without limitation, the Company’s Senior Executive Severance Pay Policy. It is also expressly understood that, notwithstanding any provision to the contrary contained in this Agreement (whether explicit or implicit), the terms and restrictions set forth in any prior agreement regarding assignment of intellectual property or restrictions on competition, solicitation of employees, or solicitation of customers, including, but not limited to, any such provision in any Asset Purchase Agreement, Merger Agreement, Stock Purchase Agreement or any agreement ancillary thereto entered into by and between Executive and any Company-affiliated entity setting forth Executive’s duties under a Covenant Not To Compete in connection with the sale of such assets, shall also remain in full force and effect during employment and thereafter.

8.7.c	AMENDMENTS. This Agreement may not be amended except in a writing approved by the Chief Executive Officer or Senior Vice President of Human Resources and signed by the Executive.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Executive and Company have executed this Agreement as of the date set forth above.

Executive:    James P. McClure
Signature:     /s/ James P. McClure
Date:         January 13, 2015
Company:    ABM Industries Incorporated
Signature:     /s/ Sudhakar Kesavan
Name: Sudhakar Kesavan
Title: Chair of the Compensation Committee
Date:         January 13, 2015

APPENDIX A

A.
ASSIGNMENT. Executive hereby assigns, and agrees to assign, to Company, without additional compensation, Executive’s entire right, title and interest in and to (a) all Creations, and (b) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions). As used herein, the term Creations includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications and improvements, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the actual or demonstrably anticipated business or research and development of Company or its affiliates, and that are made, conceived or developed by Executive (either alone or jointly with others), or result from or are suggested by any work performed by Executive (either alone or jointly with others) for or on behalf of Company or its affiliates: (i) during the period of Executive’s employment with Company, whether or not made, conceived or developed during regular business hours; or (ii) after termination of Executive’s employment if based on Confidential Information. Executive agrees that all such Creations are the sole property of Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire. If the State of Employment is California, Executive UNDERSTANDS THAT THIS PARAGRAPH DOES NOT APPLY TO ANY CREATION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED BELOW. Executive understands that nothing in this Agreement is intended to expand the scope of protection provided to Executive by Sections 2870 through 2872 of the California Labor Code.

B.
DISCLOSURE. Executive agrees to disclose promptly and fully to Executive’s immediate supervisor at Company, and to hold in confidence for the sole right, benefit and use of Company, any and all Creations made, conceived or developed by Executive (either alone or jointly with others) during Executive’s employment with Company, or within one (1) year after the termination of Executive’s employment if based on Confidential Information. Such disclosure will be received and held in confidence by Company. In addition, Executive agrees to keep and maintain adequate and current written records on the development of all Creations made, conceived or developed by Executive (either alone or jointly with others) during Executive’s period of employment or during the one-year period following termination of Executive’s employment, which records will be available to and remain the sole property of Company at all times.

C.
ASSIST WITH REGISTRATION. Executive agrees that Executive will, at Company’s request, promptly execute a written assignment of title for any Creation required to be assigned by Section B. Executive further agrees to perform, during and after Executive’s employment, all acts deemed necessary or desirable by Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Creation assigned to Company pursuant to Section B. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Should Company be unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to Executive’s mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to undertake such acts in Executive’s name as if executed and delivered by Executive, and Executive waives and quitclaims to Company any and all claims of any nature whatsoever that Executive may not have or may later have for infringement of any intellectual property rights in the Creations. Company will compensate Executive at a reasonable rate for time actually spent by Executive at Company’s request on such assistance at any time following termination of Executive’s employment with Company.

CALIFORNIA LABOR CODE
SECTION 2870-2872
2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2.	Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.
2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

APPENDIX B

Severance
18 months base pay and target Bonus

In addition, ABM will pay Executive a prorated portion of his Bonus for the fraction of the fiscal year that has been completed prior to the date of termination based on ABM’s actual performance for the entire fiscal year. The prorated portion of the Bonus shall be paid at such time as bonuses are paid to employees generally, but in no event later than March 15th of the year following the end of the fiscal year in which the bonus is no longer subject to a substantial risk of forfeiture.
Except as set forth below, severance payments will be made in semi-monthly installments.
Section 409A
Notwithstanding the above, Executive shall not be considered to have terminated employment with ABM for purposes of this Agreement and no payments shall be due to Executive under this Agreement unless Executive would be considered to have incurred a “separation from service” from ABM within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any severance pay payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon the officer’s death, if earlier). In addition, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, if the Executive terminates employment after October 15th, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement prior to December 31st of the year in which the termination of employment occurs shall, subject to the previous sentence of this section, instead be paid on the first business day following January 1st of the year following Executive’s termination of employment.

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